Exhibit 10.19

March 4, 2021

Shannon Thyme Klinger [***]
[***]
[***]

Re:    Employment Letter Agreement Between ModernaTX, Inc. and Shannon Klinger

Dear Shannon,

ModernaTX, Inc. (together with its affiliates, the “Company”) is pleased to enter into this Employment Letter Agreement (“Agreement”) regarding your employment as Chief Legal Officer, reporting to the Chief Executive Officer. You shall have all duties and authorities customary for such position. Your effective date of hire will be on or before June 1, 2021 (the “Start Date”), or another Start Date mutually agreed upon by you and the Company, and you will perform services for the Company as a regular, full- time employee. The initial terms of your employment are set forth below.

You agree to devote your full business time to the performance of your duties, and not engage in any other business activity without the approval of the CEO. Notwithstanding the foregoing, you will be permitted to manage your personal investments, engage in civic and charitable activities, and serve on boards and engage in other activities as are approved by the CEO from time to time, which approval shall not be unreasonably withheld or delayed, provided that such activities do not interfere with the performance of your duties, create a conflict of interest or violate any agreement with the Company.

Your initial base salary will be at the rate of $650,000.00 (USD) per year. All wages will be paid in accordance with the Company’s normal biweekly pay schedule for salaried employees. Your base salary will be subject to periodic review for potential adjustment at the Company’s discretion, and any such adjustments shall thereafter constitute your Base Salary for all purposes under this Agreement and related agreements or plans. Downward adjustments in your Base Salary, if any, will only be made in a manner that is consistent with the rest of the executive team and at the direction of the Board of Directors (and shall otherwise be subject to your rights under the Amended and Restated Executive Severance Plan (“ESP”).

In addition to the foregoing, upon your commencement of employment with the Company, you will be paid a one-time signing bonus of $250,000.00 less applicable taxes (the “Signing Bonus”). You acknowledge and agree that you will repay a pro-rated portion of the Signing Bonus to the Company within 10 days of your last day of employment if you voluntarily terminate your employment with the Company not following the occurrence of Good Reason or your employment is terminated for Cause by the Company (as such terms are defined and otherwise pursuant to the terms of, the ESP in effect as of the date of this Agreement) during the first 24 months of your employment. That amount may be collected by the Company, unless prohibited by applicable law, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, incentive units (also referred to as profits interests), options to acquire common units or otherwise).

You will be eligible to earn an annual performance bonus. The Company will initially target the bonus at 60% of your Base Salary (pro-rated based on your Start Date, provided that your Start Date is on or before the first Monday of October of the applicable calendar year). If your Start Date is after the first Monday of October, you will not be eligible for a bonus for the calendar year in which you were hired. The actual bonus percentage earned will be subject to the Company’s assessment of individual and Company performance based upon established criteria, and otherwise pursuant to the Senior Executive Cash Incentive Bonus Plan. The bonus, if any, will be paid no later than March 15 of the calendar year following the calendar year to which such bonus relates. Except as otherwise provided herein, including under the terms of the ESP, you must be employed on the date a bonus is paid to receive that bonus.

Within thirty (30) days of your Start Date , you shall be granted, pursuant to Moderna’s equity incentive program an equity award equivalent to a total value of $8,000,000.00 as of the grant date (such equity award is referred to as the “New Hire Equity Award”). The New Hire Equity Award will vest according to the following schedule: 25% of the New Hire Equity Award will vest on the first anniversary of the date that the equity is granted to you which is set as the first Monday of each month on a consistent basis for all new employees at Moderna (the Grant Date), and the remaining 75% of the New Hire Equity Award will vest in equal calendar quarterly installments over the next three (3) years, provided that, in each case, except as otherwise provided herein, you continue to provide continuous services to the Company as of each such vesting date. The New Hire Equity Award is subject to our “Your Equity Selection” (YES) program. You may choose to have your award delivered to you in one of the following mixes of Non- Qualified Stock Options and/or Restricted Stock Units:

•100% of the value delivered in the form of Non-Qualified Stock Options.
•75% of the value delivered in the form of Non-Qualified Stock Options and 25% in value delivered in the form of Restricted Stock Units. This is the default choice if no selection is made.
•50% of the value delivered in the form of Non-Qualified Stock Options and 50% in value delivered in the form of Restricted Stock Units.
You will receive an email from the Compensation Team at the Company to register your selection prior to your grant date. In the event of a stock split, stock consolidation or similar event prior to the grant of the New Hire Equity Award, the number of shares subject thereto shall be adjusted proportionately. The grant price of the New Hire Equity Award will be equal to the closing price on the Grant Date. The grant of the New Hire Equity Award will be conditioned upon your execution of all necessary documentation relating to the New Hire Equity Award as determined by the Company (all such documentation is collectively referred to as the “New Hire Equity Award Documentation”). The New Hire Equity Award will be subject to the terms and conditions set forth in the New Hire Equity Award Documentation.

In addition to the New Hire Equity Award within thirty (30) days of your Start Date, you shall also be granted an equity award equivalent to a total value of $2,000,000.00 as of the Grant Date (such equity award is referred to as the “Special Equity Award”), which shall be delivered in the form of Restricted Stock Units. The Special Equity Award will vest on the following schedule: 100% of the Special Equity Award will vest on the third anniversary of the Grant Date, provided that, except as otherwise provided herein, you continue to provide continuous services to the Company as of such vesting date.

In the event of a stock split, stock consolidation or similar event prior to the grant of the New Hire Equity Award or the Special Equity Award (collectively, the “Initial Awards”), the number of shares subject thereto shall be adjusted proportionately. The grant price of the Initial Awards will be equal to the closing price on the day of grant. The grant of these awards will be conditioned upon, your execution of all necessary documentation relating to the awards as determined by the Company (all such documentation is collectively referred to as the “New Hire Equity Award Documentation”). The Initial Awards will be subject to the terms and conditions set forth in the New Hire Equity Award Documentation. The forms of your New Hire Equity Award Documentation are attached hereto.

For avoidance of doubt, all accelerated/continued equity vesting and/or payment provisions provided to executives generally regarding equity awards, whether pursuant to the ESP, the Moderna, Inc. 2018 Stock Option and Incentive Plan (“Incentive Plan”), or otherwise, shall apply to your Initial Awards.

Further, subject to the Incentive Plan and provided your Start Date is on or before the first Monday of October of the applicable calendar year, you will be eligible to receive an additional annual equity award related to your performance for the eligible performance period (the “Annual Equity Award”). Annual Equity Awards typically will be issued in the first quarter of the year following the performance period. Your annual grants will be based on a combination of market data and performance. You will receive an annual grant that will be a mix of stock options, RSU’s, and potentially PSU’s subject to the current executive pay policies in place. The target value of your Annual Equity Award is $3,500,000.00. Your first Annual Equity Award will be pro-rated based upon your Start Date. Annual equity guidelines are subject to change and may be updated based on market conditions. Your Annual Equity Awards shall contain such terms and conditions (other than amounts), including but not limited to vesting schedule and treatment incident to a Sale Event and/or Termination, substantially similar to those generally provided to other members of the executive committee other than the CEO.

You may be required to relocate to the Greater Boston area, as applicable, by June 1, 2021, or as mutually agreed upon by both parties. Your principal place of employment shall be Cambridge, MA, except to the extent that remote work arrangements are necessitated by the Covid-19 pandemic. The Company will pay reasonable costs associated with your relocation (the “Relocation Expenses”) in accordance with the Employee Relocation Guidelines (“Guidelines”) that are in effect at the time of the initiation of your relocation case. Notwithstanding the foregoing and any terms or limitations in such Guidelines, however, the Company agrees to provide and pay (i) without regard to volume/weight, the costs of shipping and storage (for up to six (6) months) of your household goods and personal effects; (ii) the costs of temporary housing for you and your family for up to three (3) months; (iii) the costs of any amounts you are required to pay incident to early termination of your current residential lease; (iv) business class airfare for any travel incident to such relocation. In addition to the foregoing, you shall also receive a one-time Relocation Allowance of $25,000. The Company will determine in its reasonable judgment what portion, if any, of your Relocation Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. You acknowledge and agree that you will repay a pro-rated portion of the Relocation Expenses to the Company within 10 days of your last day of employment if you voluntarily terminate your employment with the Company not following an occurrence of Good Reason or your employment is terminated for Cause within 24 months of the initiation of your relocation case. That amount may be collected by the Company, unless prohibited by applicable law, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, incentive units (also referred to as profits interests), options to acquire common units or otherwise).

In addition to your compensation, you may take advantage of various benefits offered by the Company from time to time, subject to any eligibility requirements. Currently the Company provides group medical and dental insurance, short term disability coverage, group life insurance and a 401(k) plan. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Notwithstanding the foregoing, the Company agrees that you shall be entitled to a minimum of four (4) weeks annual paid vacation one of which will be the Company’s annual shutdown if the Company determines in any year to have a shutdown. Should you ever have any questions about Company benefits, you should ask for a copy of the applicable plan document. You will also be eligible for any additional vacation pursuant to the Company’s policies in effect from time to time.

You shall also be provided a Moderna, Inc. Officer’s Indemnification Agreement, which shall be in addition to any rights of indemnification and to receive advancement to which you may be entitled under applicable law, Moderna’s organizing documents, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

You acknowledge and agree that employment with the Company is “at will.” You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice, subject to and in accordance with the terms and conditions of the ESP and other executive plans that may be applicable to you from time to time. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company's personnel policies and procedures, may change prospectively from time to time, subject to your severance and termination rights in the ESP or any successor severance agreement or plan, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, which expressly states the intention to modify the at-will term of your employment.

The Company acknowledges and agrees that you shall be a Participant in the current ESP upon your Start Date. A copy of the Participation Letter to the ESP is attached.

Further, for the avoidance of doubt, if the Company fails to employ you on the Start Date, you shall be entitled to: (i) all of the termination payments, treatment and benefits set forth in the ESP as if you were already a Participant on the day before you were notified of such failure; (ii) payment of the Hiring Bonus and Relocation Expenses as set forth above.

As a condition of the commencement of your employment, you are required to enter into an Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenants Agreement”, a copy of which is enclosed with this Agreement. You also, represent that, based on your reasonable and good faith belief, you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company, and have disclosed any applicable agreements to the Company. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will receive a Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Agreement (including the documents references herein, e.g. the ESP, the New Hire Equity Award Documentation, the Incentive Plan, the Senior Executive Cash Incentive Bonus Plan, the Guidelines the Participation Agreement, the Indemnification Agreement and the enclosed Restrictive Covenants Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

Shannon, we look forward to your joining the Company and are pleased that you will be working with us to build a transformative company for patients.

Very truly yours, MODERNATX, INC.
/s/ Tracey Franklin

By: Tracey Franklin

Title: Chief Human Resources Officer

Accepted and Agreed:

Shannon Thyme Klinger

/s/ Shannon Thyme Klinger

3/5/2021
Date